EXHIBIT 3.1

Business Number E0489732016 - 8 Filed in the Office of Filing Number 20265537605 Secretary of State State Of Nevada Filed On 2/18/2026 3:17:00 PM Number of Pages 6

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FRANCISCO V. AGUILAR Sec,_.ry of State 401 North Carson StrNt Carson City, Nevada 19701 Ż 201 (77&) 184 - 5708 W..,..._: www.nvaoa.gov 4 T 5 C c 6 ( Profit Corporation: Certificate of Amendment (PURSUANT To NRS 78.380, 78.385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles <PuRsuANT ro NRs 1uoJ) Officer's Statement PURSUANT To NRs ao.030 Date: j Time: - ' _, (must not be later than 90 days after the certfflcate Is fled) . EfftctJvt Date and ime: (Optional) Changes to takes the fdlowlng � [] The entity name has been amended. 0 The registered agent has been changed. (attach Cert111cate of Acceptance from hew registered agent) O The purpose of the entity has been amended. � The authorized shares have been amended. D The directors, managers or general partners have been amended. D IRS tax language has been added. D Artides have been added. 0 Articles have been deleted. D Other. [ � _ ;:n::nt•:: =:= = � - = : � • n u � , " a v - . � _] (attach additional page(s) tf necessary) . lnfonnatlon Being hanged: (Domestic orporations only) x � j President Sig � om:; or Authorized Signer TIiie x Signature of Officer or Authorized Signer Ti11e "tf any proposed amendment would alter or change any preference or any relative or other right given to any cla81 or aeriea of outstanding shares, then the amendment must be approved by the vote. In addition t the afflrrnaUw vote otherwlae . required , of the holders of sh. - es representing a majority of the YOting power of each dau or serlee affected by the amendment regardleea to llmltatlom, or restrictions on the IIOtlng power thereof . . Signature: Required) Please Include any required or optional Information In ,pace below: (attach additional page(s) If neoessa,y) Article 3 of the Articles of Incorporation shall be amended to read as follows: Artlde 3. The authorized capital stock of the corporation shall be 2,020,080,000 shares consisting of 2,000,000,000 shares of common stock, $0.0001 par value, 80,000 shares of Series A Preferred Stock, $0.0001 par value, 80,000 shares of Series B Preferred Stock, $0.0001 par value, and 19,920,000 shares of undeslgnated preferred stock, $0.0001 par value. (Continued on Attachment) This fonn must be accompanied by appropriate fees. Pllge2of2 RelliNd : 9(1/2023 ···•· - ·•····· - ····· - ·· - ·· ·••··

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ATTACHMENT TO

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

TIANCI INTERNATIONAL, INC.

Supplement to Item 3: Authorized Stock

Series A Preferred Stock

The Series A Preferred Stock shall have the powers, preferences, rights, qualifications, limitations and restrictions set forth as follows:

1. Liquidation. Upon the liquidation, dissolution and winding up of the Corporation, the holder of each share of the Series A Preferred Stock shall be entitled to receive out of the net assets of the Corporation, before any amount shall be paid to the holders of any other class of stock, the sum of One Cent ($0.01) per share, after which the Holders of Series A Preferred Stock shall share in the distribution with the holders of the Common Stock on a pari passu basis, except that in determining the appropriate distribution of available cash among the shareholders, each share of Series A Preferred Stock shall be deemed to have been converted into the number of shares of the Corporation's Common Stock into which that Holder's Series A Preferred Stock could be converted on the record date for the distribution.

2. Voting. Each share of Series A Preferred Stock shall entitle the holder thereof to cast on all matters submitted to a vote of the stockholders of the Corporation that number of votes which equals the number of shares of Common Stock into which such holder's shares of Series A Preferred Stock are convertible on the record date for the stockholder action.

3. Conversion.

A.	Conversion. Any shares of Series A Preferred Stock may, at any time, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock (a "Conversion"). The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon a Conversion shall be the product obtained by multiplying the number of shares of Series A Preferred Stock being converted by one hundred (100) (the "Adjustment Number").

B.	Dividend Payable in Shares of Stock. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, then the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

C.	Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, reorganization, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Conversion Rights of Series A Preferred Stock shall at the same time be modified such that upon Conversion of a share of Series A Preferred Stock the holder shall receive the product of the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

D.	Adjustment for Reclassification, Exchange and Substitution. At any time or times the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of the Corporation's stock, whether by recapitalization, combination, consolidation, reverse stock split, reclassification or otherwise, the Adjustment Number shall be changed proportionately to the change in the number of shares of Common Stock resulting from the recapitalization, reclassification or other change.

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E.	Conversion Notice. The Holder of a share of Series A Preferred Stock may exercise its right to conversion by giving a written conversion notice (the "Conversion Notice") (x) by email to the Corporation confirmed by a telephone call or (y) by overnight delivery service, with a copy by email to the Corporation's transfer agent for its Common Stock, as designated by the Corporation from time to time. If conversion will result in the conversion of all of a Holder's Series A Preferred Stock, the Holder shall surrender the certificate for the Series A Preferred Stock to the Corporation at its principal office (or such other office or agency of the Corporation may designate by notice in writing to the Holder) at any time during its usual business hours.

F.	Issuance of Certificates: Time Conversion Effected. Promptly, but in no event more than three (3) trading days after the Conversion Date, the Corporation shall issue and deliver, or the Corporation shall cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which the Series A Preferred Stock has been converted. The "Conversion Date" shall be the date on which the Conversion Notice is received and the Holder has surrendered the Series A Preferred Stock certificate (if required). The person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders ofrecord of the shares represented thereby on the Conversion Date. Issuance of shares of Common Stock issuable upon conversion that are requested to be registered in a name other than that of the registered Holder shall be subject to compliance with all applicable federal and state securities laws.

G.	Fractional Shares. The Corporation shall not, nor shall it cause its transfer agent to, issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round, or cause the Transfer Agent to round, such fraction of a share of Common Stock up to the nearest whole share.

Series B Preferred Stock

The Series B Preferred Stock shall have the powers, preferences, rights, qualifications, limitations and restrictions set forth as follows:

1. Stated Value. Each share of Series B Preferred Stock shall have a stated value equal to $0.01 (the "Stated Value").

2. Liquidation. Upon the liquidation, dissolution and winding up of the Corporation, the holder of each share of the Series B Preferred Stock shall be entitled to receive out of the net assets of the Corporation, before any amount shall be paid to the holders of any other class of stock, the sum of One Cent ($0.01) per share, after which the Holders of Series B Preferred Stock shall share in the distribution with the holders of the Common Stock on a pari passu basis, except that in determining the appropriate distribution of available cash among the shareholders, each share of Series B Preferred Stock shall be deemed to have been converted into the number of shares of the Corporation's Common Stock into which that Holder's Series B Preferred Stock could be converted on the record date for the distribution.

3. Voting. Each share of Series B Preferred Stock shall entitle the holder thereof to cast on all matters submitted to a vote of the stockholders of the Corporation that number of votes which equals the number of shares of Common Stock into which such holder's shares of Series B Preferred Stock are convertible on the record date for the stockholder action.

4. Conversion.

A.	Conversion. Any shares of Series B Preferred Stock may, at any time, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock (a "Conversion"). The number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon a Conversion shall be the product obtained by multiplying the number of shares of Series B Preferred Stock being converted by one hundred (100) (the "Adjustment Number").

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B.	Dividend Payable in Shares of Stock. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, then the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

C.	Consolidation. Merger, etc. In case the Corporation shall enter into any consolidation, merger, reorganization, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Conversion Rights of Series B Preferred Stock shall at the same time be modified such that upon Conversion of a share of Series B Preferred Stock the holder shall receive the product of the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

D.	Adjustment for Reclassification. Exchange and Substitution. At any time or times the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of the Corporation's stock, whether by recapitalization, combination, consolidation, reverse stock split, reclassification or otherwise, the Adjustment Number shall be changed proportionately to the change in the number of shares of Common Stock resulting from the recapitalization, reclassification or other change.

E.	Conversion Notice. The Holder of a share of Series B Preferred Stock may exercise its right to conversion by giving a written conversion notice (the "Conversion Notice") (x) by email to the Corporation confirmed by a telephone call or (y) by overnight delivery service, with a copy by email to the Corporation's transfer agent for its Common Stock, as designated by the Corporation from time to time. If conversion will result in the conversion of all of a Holder's Series B Preferred Stock, the Holder shall surrender the certificate for the Series B Preferred Stock to the Corporation at its principal office (or such other offi�e or agency of the Corporation may designate by notice in writing to the Holder) at any time during its usual business hours.

F.	Issuance of Certificates; Time Conversion Effected. Promptly, but in no event more than three (3) trading days after the Conversion Date, the Corporation shall issue and deliver, or the Corporation shall cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which the Series B Preferred Stock has been converted. The "Conversion Date" shall be the date on which the Conversion Notice is received and the Holder has surrendered the Series B Preferred Stock certificate (if required). The person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby on the Conversion Date. Issuance of shares of Common Stock issuable upon conversion that are requested to be registered in a name other than that of the registered Holder shall be subject to compliance with all applicable federal and state securities laws.

G.	Fractional Shares. The Corporation shall not, nor shall it cause its transfer agent to, issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round, or cause the Transfer Agent to round, such fraction of a share of Common Stock up to the nearest whole share.

Undesignated Preferred Stock

The Board of Directors shall have authority, without shareholder approval and by resolution of the Board of Directors, to amend the Corporation's Articles of Incorporation to divide the class of Preferred Stock into series, to designate each such series by a distinguishing letter, number or title so as to distinguish the shares thereof from the shares of all other series and classes, and to fix and determine the relative rights and preferences of the shares of each series so established, including (i) voting power, (ii) the rate of dividend, (iii) the price at which, and the 1 terms and conditions on which, the shares may be redeemed, (iv) the amount payable upon the shares in the event of liquidation, (v) any sinking fund provision for the redemption or purchase of the shares, and (vi) the terms and conditions on which the shares may be converted to shares of another series or class, if the shares of any series are issued with the privilege of conversion.

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NEVADA STATE BUSINESS LICENSE TIANCI INTERNATIONAL INC. Nevada Business Identification # NV20161660254 Expiration Date: 11/30/2026 In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada . Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration. License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which, by law, cannot be waived . Certificate Number: B202602236503118 You may verify this certificate online at https://www.nvsilverflume.gov/home IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on 02/23/2026. FRANCISCO V. AGUILAR Secretary of State

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